Exhibit 21.1

Subsidiaries of Cambridge Display Technology, Inc.

(jurisdiction of organization)

CDT Holdings Limited (England)

Cambridge Display Technology Limited (England)

CDT Licensing Limited (England)

Opsys Limited (England)

CDT Oxford Limited (England)

1